Electric Fuel Distribution Agreement                                CONFIDENTIAL

This form of Distribution agreement is used in connection with distribution of the Company's small batteries, including its agreement with Tessco Technologies for a three year term.

DISTRIBUTION AGREEMENT
----------------------

This Distribution Agreement (this "Agreement"), is made as of this __ day of December, 1998 by and between Electric Fuel Limited, a company organized under the laws of the State of Israel, and having its principal place of business at 5 Kiryat Mada Street, Har Hotzvim Science Park, Jerusalem 91230, Israel (the "Company") _______________________ a company duly organized under the laws of _______________ and having its principal place of business at ________________ (the "Distributor").


WHEREAS, the Company manufactures and markets certain products and desires to increase the sales of such products;

WHEREAS, the Distributor has represented that it possesses the necessary expertise and marketing organization to promote and sell such products; and

WHEREAS, the Company is willing to appoint the Distributor and the Distributor is willing to accept such appointment as a distributor of the Company's products in the territory defined herein;


NOW, THEREFORE, In consideration of the mutual premises and covenants hereinafter set forth, the parties agree as follows:



1.  DEFINITIONS

1.1 For purposes of this Agreement, the following capitalized terms shall have the meanings assigned to them in this Article 1 unless the context otherwise requires:

1.2 Products. "Products" shall mean those products described in Exhibit I hereto as that Exhibit may be amended by the Company, at its sole discretion, from time to time. the Company shall give the Distributor thirty (30) days written notice of any such Amendment.

1.3    Territory.  "Territory" shall mean the area specifically described in
Exhibit II hereto as that Exhibit may be amended from time to time.

1.4 Distributor List Price. "Distributor List Price" shall mean the prices then being quoted by the Company in Exhibt VI for sales of Products to its distributors.

1.5 Company Information. "Company Information" shall mean all information, other than information in published form or expressly designated by the Company as non-confidential, which is directly or indirectly disclosed to the Distributor or embodied in Products provided hereunder, regardless of the form in which it is disclosed, relating in any way to the Company's markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, costs, revenues, profits, organization, employees, agents, distributors or business in general.

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Electric Fuel Distribution Agreement                                CONFIDENTIAL

2   APPOINTMENT

2.1 Scope. The Company hereby appoints the Distributor and the Distributor hereby accepts appointment, as a distributor for the Company's products during the term of this Agreement with the right to sell or otherwise distribute Products in the Territory, under the Company's brand names and trademarks, subject to all the terms and conditions of this Agreement.

2.2 Subdistributors. The Distributor shall not, without the prior written approval of the Company, appoint any subdistributors or agents to promote and/or distribute Products in any country within the Territory. Further, notwithstanding any such appointments, or the Company's approval thereof, the Distributor shall at all times remain fully liable for the performance of its subdistributors and/or agents and the Distributor hereby agrees to indemnify and hold harmless the Company from all damage, losses, costs or expenses arising in any manner from any act or omission on the part of its Subdistributors or agents.

2.3 Sales Outside the Territory. Nothing herein shall be construed as precluding the Distributor from selling Products outside the Territory, provided that the Distributor shall not actively advertise, promote or solicit customers for Products outside the Territory nor establish any office through which orders are solicited or any depot at which inventories of the Company's Products are stored outside the Territory.


3.  GENERAL OBLIGATIONS OF THE DISTRIBUTOR


3.1 Marketing. The Distributor shall have the following obligations with respect to the marketing and distribution of the Company's Products:

3.1.1 To use its best efforts to further the promotion, marketing, sale and other distribution of Products in the Territory;

3.1.2 To maintain an adequate and balanced inventory of Products and supplies;

3.1.3 To promptly respond to all inquiries from customers, including complaints, process all orders, and effects all shipments of Products;

3.1.4 To diligently investigate all leads with respect to potential customers referred to it by the Company;

3.1.5 To permit the Company to visit the Distributor's customers and to visit the Distributor's place of business and inspect its inventories, service records, and other relevant documents.

3.1.6 To maintain throughout the Territory an adequate sales force dedicated on a full-time basis to the sale of Products;

3.1.7 To participate actively in sales or merchandising programs; to participate in all fairs and exhibitions in the Territory where such participation will, in the judgment of the Company and the Distributor, promote the Products; and

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to develop and implement sales programs for the promotion of the Products;

3.1.8 To provide the Company contemporaneously with the execution of this Agreement with a comprehensive yearly business plan of its private label in the form and detail reasonably requested by the Company, and to update such business plan each year within ___________ days of the end of the Distributor's fiscal year; and

3.1.9 To provide the Company with ________________ days of the end of the Distributor's fiscal year with a report of its activities with respect to the Products in the Territory during such year, which report shall be in such form and in such detail as the Company may reasonably require.

3.2 Advertising. The Distributor shall diligently undertake to advertise the Products in the Territory. The Company shall furnish the Distributor with a reasonable quantity of the Company's brochures, in the English language, for use by the Distributor in preparing its own advertising materials. The Distributor may utilize such advertising materials to promote sales of the Products and in preparing its own advertising materials. All expenses incurred by the Distributor with respect to creating advertising materials and advertising the Products shall be subject to the terms of Exhibit VII of this agreement.

3.3 Manufacture or Distribution of Competitive Goods. The Distributor shall not manufacture or distribute any disposable zinc-air battery products which are directly competitive with the Products.

3.4 Customer Support The Distributor agrees to cooperate with the Company in dealing with any customer complaints concerning the Products and to take any action requested by the Company to resolve such complaints. The Distributor also agrees to assist the Company in arranging for any customer warranty service.

3.5 Expenses. The Distributor assumes full responsibility for all costs and expenses which it incurs in carrying out its obligations under this Agreement including but not limited to all rentals, salaries, commissions, demonstration, travel and accommodation expenses without the right to reimbursement for any portion thereof from the Company.

3.6 Private Label Packaging The Distributor may purchase batteries from the Company in bulk quantities for repackaging into private label packages. The Company grants the Distributor this non-exclusive, non-transferrable right, provided that the Company's brand name and trademark are prominently displayed on the front of any retail packaging and that all relevent technical data provided by the Company is displayed on the packaging. Any private label packaging must be approved by both parties in writing.


4.  ORDERS FOR PRODUCTS


4.1 Purchase Orders. The Distributor shall submit quarterly purchase orders to meet demand and maintain adequate inventory of the Products. The purchase orders for the Products will be sent to the Company in writing or by facsimile which shall set forth, at a minimum:

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Electric Fuel Distribution Agreement                                CONFIDENTIAL

4.1.1  An identification of the Products ordered, including model numbers;

4.1.2  Quantity;

4.1.3  Requested delivery dates; and

4.1.4  Shipping instructions and shipping address.

The Distributor shall place the purchase orders with the understanding that the Company requires at least a ________ day lead time to deliver the Products.

4.2 Acceptance of Orders. All purchase orders from the Distributor are subject to acceptance in writing by the Company at its principal offices in Jerusalem which acceptance shall be delivered by mail or sent by facsimile.
Each purchase order shall be deemed to be an offer by the Distributor to purchase the Products pursuant to the terms of this Agreement and, when accepted by the Company as hereinabove provided, shall give rise to a contract under the terms set forth herein to the exclusion of any additional or contrary terms set forth in the purchaser order.

4.3 Delivery Terms. All deliveries of the Products shall be made to the Distributor's facility from the Company's US facility using a carrier chosen by the Distributor at the Distributor's own cost. The Company shall have no further responsibility for the Products, and all risk of damage to or loss or delay of the Products shall pass to the Distributor upon pick up by the Distributor's chosen carrier.

4.4 Modification of Orders. No accepted purchase order shall be modified or canceled except upon the written agreement of both parties. The Distributor's purchase orders or mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the purchase order or change order so states.

4.5 Order Verification. Upon the reciept of a purchase order, the Company will confirm pricing and scheduled shipment dates. Should there be a change in scheduled shipment date, the Company will notify the Distributor. Upon shipment, the Company will notify the Distributor by a fax of the packing slip, or similar document that shows part number, quantity, and carrier information.

4.6 Product Changes. The Company reserves the right, in its sole discretion and without incurring any liability to the Distributor, to:


4.6.1  Alter the specifications for any Product;

4.6.2  Discontinue the manufacture of any Product;

4.6.3 Discontinue the development of any new product, whether or not such product has been announced publicly; or

4.6.4 Commence the manufacture and sale of new products having features which make any Product wholly or partially obsolete, whether or not the Distributor is granted any distribution rights in respect of such new products.

Notwithstanding the above, the Company shall provide the Distributor with prompt written notice of such decisions and shall fill all accepted purchase orders

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Electric Fuel Distribution Agreement                                CONFIDENTIAL

from the Distributor for any such altered or discontinued Products of which manufacturing and commercial deliveries have commenced.

4.7 Quality Assurance. All incoming Product is subject to qaulity assurance testing based upon acceptable quality levels (AQL). The Distributor reserves the right to return for replacement or credit all or part of any lot that does not pass the quality testing.

4.7.1  The Company agrees to work with the Distributor to resolve concerns with quality or make modifications to the Products in order to meet product
performance or appearance specifications.   In addition, if requested, the
Company will provide steps of corrective actions taken for any modifications required to correct a quality defect, this preventing the defect in the future. The Company agrees to review, revise, aceept, and sign the Distributor's inspection program of the Products. For any shipment that does not pass product inspection, the Company agrees to pay the labor charges for culling the lot, and/or the freight charges for the return shipment.

4.7.2 The Company must allow Distributor representatives to visit their facilities to asses Company quality assurance and capabilities.

4.7.3 The Distributor agrees to provide all information pertaining to Product specifications and the pre-determined product inspection program. The Distributor will make available the test results of any rejuected lot for review by the Company.

4.8    Forecasts.  The Distributor agrees to provide the Company with a twelve
(12) month forecast indicating the Distributor's intended purchase of Products during each calendar quarter of such period as well as such other information as the Company may reasonably request in the format specified by the Company from time to time. Such forecasts by the Distributor shall be used for purposes of facilitating the Distributor's marketing plans and in order to meet the lead times required by certain of the Company's suppliers, but they shall not be determinative for purposes of establishing the mutually agreed fiscal year forecast.


5.  PURCHASE REQUIREMENTS

5.1 Best Efforts. The Distributor agrees to use its best efforts to aggressively grow the sale of the Company's Products and purchase the forecasted quantities of the Products.


6.  PRICES AND PAYMENTS

6.1 Prices. The prices to be paid by the Distributor for Products purchased pursuant to this Agreement shall be the Distributor List Prices in effect at the time of acceptance of the relevant purchase order submitted by the Distributor, except as provided in Section 6.2 below. All Distributor unit List Prices do not include delivery to the Distributor from the Company's facility in the US. Special packing or handling shall be at the sole expense of the Distributor.

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Electric Fuel Distribution Agreement                                CONFIDENTIAL

6.2 Price Increases, Decreases. The Company may, at any time during the term of this Agreement, increase its prices for the Products by providing the Distributor with at least _____ days prior written notice. Increased prices for all Products shall not apply to purchase orders accepted prior to the effective date of the price increase unless such orders provide for delivery, and delivery is in fact made, more than _____ days after the date of acceptance of the order. Price decreases with respect to all Products shall be effective immediately upon written notice to the Distributor on all such Products. The Company shall provide the Distributor with price protection equal to the unit price decrease times the number of affected units remaining in the Distributor's inventory ____ days following the price decrease.

6.3 Payment Terms. All payments shall be due _____ days from the date of shipment of the Products, or from the date of invoice for such charges as taxes, duties, interest or like special charges, payable to the bank or banks specified by the Company in writing from time to time. All payments hereunder shall be made in U.S. dollars or such other currency as may be mutually agreed upon. Payment shall be made by wire transfer to the Company's designated account. The Company shall not be obligated to ship Products against accepted orders in the event the Company's outstanding accounts receivable from the Distributor then exceed or would after any such shipment exceed _____ of the U.S. dollar value of the Distributor's then current fiscal year forecast based on the then current Distributor List Prices or such other amount as may be mutually agreed upon from time to time by the Company and the Distributor. In the event of any dispute arising over any part of an invoice or the total amount due under an invoice, all undisputed amounts shall be promptly paid by the Distributor in accordance with this Section 6.3.

6.4 Resale Prices. The Distributor may resell Products at such prices as the Distributor, in its sole discretion, shall determine. The Distributor shall, however, provide the Company with a list of its initial sales prices for the Products to be charged to its customers and shall keep the Company fully informed by providing the Company with any new list sales prices within then
(10) days of any change in such list prices.

6.5 Overdue Payments. If, and for so long as any payment from the Distributor to the Company under this Agreement shall be overdue:

6.5.1 Interest at the rate of ten percent (10%) per annum shall automatically become due on all balances outstanding plus a minimum administrative and handling charge of U.S. 50 per month or part thereof; and

6.5.2 The Company shall have the right, in its sole discretion, to require payment for additional shipments of Products either by cash in advance or by an irrevocable transferrable, divisible letter of credit in U.S. dollars confirmed by a bank specified by the Company, instead of by open account as provided above.


7.  ACCEPTANCE AND WARRANTY

7.1    Acceptance and Products.  In the event of any shortage, damage or

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Electric Fuel Distribution Agreement                                CONFIDENTIAL

discrepancy in or to a shipment of Products, the Distributor shall promptly report the same to the Company and furnish such written evidence or other documentation as the Company may deem appropriate. The Company shall not be liable for any such shortage, damage or discrepancy unless the Company has received notice and substantiating evidence thereof from the Distributor within thirty (30) days of arrival of the Products at the Distributor's shipping address in the Territory. If the substantiating evidence delivered by the Distributor demonstrates to the Company's satisfaction that the Company is responsible for such shortage, damage or discrepancy, the Company shall promptly deliver additional or substitute Products to the Distributor in accordance with the delivery procedures set forth herein; provided that in no event shall the Company be liable for any additional costs, expenses or damages incurred by the Distributor directly or indirectly as a result of such shortage, damage or discrepancy in or to a shipment.

7.2 Product Warranty. The Company warrants against all manufacturing defects for a period of twelve (12) months. The Company's sole obligation in the event of a breach of such warranty shall be to provide at no charge to the Distributor replacement parts for all defective parts. In no event shall the Company have any responsibility or bear any liability for the cost of labor for the repair of any defective Products or parts, the removal of defective parts or the installation of replacement parts. All costs of shipment of the replacement parts to the Distributor shall be borne by the Company. The Distributor shall retain all replaced parts subject to the foregoing warranty for the Company's inspection for a period of six (6) months after their replacement. All such replaced parts shall become the property of the Company upon their replacement.

7.3 Notice. Warranty claims hereunder must be made promptly and in writing; must recite the nature and details of the claim, the date the cause of the claim was first observed and the serial number of the Product concerned.

7.4 Excessive Claims. If the number of Products returned and/or number of warranty claims exceed(s) a level deemed acceptable by the Ditributor, the Distributor and the Company agree to jointly resolve the issue in the best interest of both, the Company and Distributor.

7.5 Excluded Claims. The Company shall have no obligation under Section 7.2 above in the event that:

7.5.1 Repair or replacement or Products or parts shall have been required through normal wear and tear or necessitated in whole or in part by force majeure as defined in Section 15.1 hereof, or by the fault or negligence of the Distributor or its customers; or

7.5.2 The Products or parts have not been properly used, maintained, or repaired in accordance with the Company's then applicable operating and/or maintenance manuals, whether by the Distributor or its customers, or shall have been modified in any manner without prior written consent of the Company.

7.6 Limited Warranty. The warranties set forth in this Article 7 are intended solely for the benefit of the Distributor. All claims hereunder shall be

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Electric Fuel Distribution Agreement                                CONFIDENTIAL

made by the Distributor and may not be made by the Distributor's customers. The warranties set forth above are in lieu of all other warranties, express or implied, which are hereby disclaimed and excluded by the Company, including without limitation any warranty of merchantability or fitness for a particular purpose or use and all obligations or liabilities on the part of the company for damages arising out of or in connection with the use, repair or performance of the products.


8.  LIMITATION OF REMEDIES

8.1 Delay. The Company shall not be liable for any loss or damage caused by delay in furnishing products and services or any other performance under or pursuant to this Agreement.

8.2 Sole Remedies. The sole and exclusive remedies for breach of any and all warranties and the sole remedies for the Company's liability of any kind (including liability for negligence) with respect to the products and services covered by this Agreement and all other performance by the Company under or pursuant to this Agreement shall be limited to the remedies provided in Section 7.2.

8.3 Consequential Damages. In no event shall the Company's liability of any kind include any special, indirect, incidental or consequential losses or damages, even if the Company shall have been advised of the possibility of such potential loss or damage.

8.4 Product Indemnification. The Company agrees to indemnify and defend the Distributor from all claims arising out of any products supplied by the Company. This includes, but is not limited to, indemnification against all claims that any of the products delivered by the Company directly infringe any third party's patent, copyright, or trade secret under the laws of the United States or any state of the United States. The only exception would be claims resulting solely from the Distributor's act of negligence. The Company agrees to this indemnification, provided that the Distributor gives the Company immediate notice in writing of any notice or claims arising out of any products supplied by the Company and if the Company so wishes and at the Company's sole discretion, permits the Company through the Company's counsel to defend the same and gives the Company all available information, assistance and authority to enable the Company to assume such defense. Should the Company so decide, the Company shall have control of the defense of such suit, including appeals from any judgement therein and any negotiations for the settlement or compromise thereof with full authority to enter into a binding settlement or compromise.

8.5 Product Liability: The Company agrees to provide evidence of liability insurance (including product liability), with the Distributor as an additional name insured on such policy, with coverage up to at least _________ US dollars _________ general aggregate. The Company agrees to renew the insurance policy yearly for as long as this agreement is valid.

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Electric Fuel Distribution Agreement                                CONFIDENTIAL

9.  CONFIDENTIALITY

9.1 The Distributor acknowledges and agrees that all Company Information is confidential and proprietary to the Company. The Distributor agrees not to use any of such Company Information during the term of this Agreement and for a period of five (5) years thereafter for any purpose other than as permitted or required for performance by the Distributor hereunder. The Distributor further agrees not to disclose or provide any of such Company Information to any third party and to take all necessary measures to prevent any such disclosure by its employees, agents, contractors or consultants during the term hereof and for a period of five (5) years thereafter. Nothing herein shall prevent the Distributor from using, disclosing or authorizing the disclosure of any Company Information which is, or hereafter becomes, part of the public domain.

In addition the Company acknowledges and agrees that all ideas, information, designs and data provided by TESSCO shall remain the property of the Distributor. The Company agrees to hold in strictest confidence, during the term of this agreement and for at least five (5) years thereafter, any and all information of a confidential nature regarding ________ business or affairs.


10.  TRADEMARKS

10.1 Use of Trademarks. The Company hereby grants to the Distributor a non-exclusive, non-transferable, and royalty-free right and license to use the Company's trademarks specified in Exhibit V attached hereto, as such Exhibit may be modified from time to time during the term of this Agreement, in connection with the sale or other distribution, promotion, advertising and maintenance of the Products for so long as such trademarks are used by the Distributor in accordance with the Company's standards, specifications and instructions but in no event beyond the term of this Agreement. The Distributor shall afford the Company reasonable opportunities during the term hereof to inspect and monitor the activities of the Distributor in order to ensure the Distributor's use of the trademarks in accordance with the Company's standards and instructions. The Distributor shall acquire no right, title or interest in such Company trademarks other than the foregoing limited license, and the Distributor shall not use any Company trademarks as part of the Distributor's corporate or trade name or permit any third party to do so without the prior written consent of the Company.

10.2 Registration. The Company shall use its best efforts to register the Company trademarks specified in Exhibit V, as such Exhibit may be modified during the term of this Agreement, in such jurisdictions within the Territory in which the Company determines that registration is necessary or useful to the successful distribution of the Products. In addition, in the event the Company believes that it is advisable to effect any filing or obtain any governmental approval or sanction for the use by the Distributor of any of the Company's trademarks pursuant to this Agreement, the parties shall fully cooperate in order to do so. All expenses relating to the registration of the Company's trademarks in the Territory as well as the marking of any filing or obtaining any governmental approvals for the use by the Distributor of the Company's trademarks shall be

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Electric Fuel Distribution Agreement                                CONFIDENTIAL

borne by the Company.

10.3 Markings. The Distributor shall not, without the prior written consent of the Company, remove or alter any patent numbers, trade names, trademarks, notices, serial numbers, labels, tags or other identifying marks, symbols or legends affixed to any Products or containers or packages.

10.4 Infringements. The Distributor shall promptly notify the Company of any use by any third party of the Company's trademarks or any use by such third parties of similar marks which may constitute an infringement or passing off of the Company's trademarks. The Company reserves the right in its sole discretion to institute any proceedings against such third party infringers and the Distributor shall refrain from doing so. The Distributor agrees to cooperate fully with the Company in any action taken by the Company against such third parties, provided that all expenses of such action shall be borne by the Company and all damages which may be awarded or agreed upon in settlement of such action shall accrue to the Company.

10.5 Termination of Use. The Distributor acknowledges the Company's proprietary rights in and to the Company's trademarks and any trade names regularly applied by the Company to the Products, and the Distributor hereby waives in favor of the Company all rights to any trademarks, tradenames and logotypes now or hereafter originated by the Company. The Distributor shall not adopt, use or register any words, phrases or symbols which are identical to confusingly similar to any of the Company's trademarks. Upon termination of this Agreement, the Distributor shall cease and desist from use of the Company's trademarks in any manner. In addition, the Distributor hereby empowers the Company and agrees to assist the Company, if requested, to cancel, revoke or withdraw any governmental registration or authorization permitting the Distributor to use the Company's trademarks in the Territory.


11.  PATENTS

11.1 Indemnification. The Company shall, at its own expense, defend any suit instituted against the Distributor which is based on an allegation that any Products manufactured by the Company and sold to the Distributor hereunder constitute an infringement of any patent of the United States of America and shall indemnify the Distributor against any award of damage and costs made against the Distributor by a final judgment of a court of last resort if it is determined therein that any such Product constitutes an infringement of any patent of the United States of America, provided that the Distributor gives the Company immediate notice in writing of any notice or claims of infringement and permits the Company through the Company's counsel to defend the same and gives the Company all available information, assistance and authority to enable the Company to assume such defense. The Company shall have control of the defense of such suit, including appeals from any judgement therein and any negotiations for the settlement or compromise thereof with full authority to enter into a binding settlement or compromise. In the event that any Product is held to infringe and its use is enjoined, the Company shall, at its option and expense,
(i) procure for the Distributor the right to continue using such Product, (ii) provide

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the necessary parts and documentation to replace or modify such Product so that it no longer infringes, or (iii) grant the Distributor a credit for such Product upon its return to the Company, allowing for reasonable depreciation for use, damage and obsolescence.

11.2   Limitation of Obligation.  Notwithstanding the provisions of Section
11.1 hereof, the Company shall have no liability whatsoever to the Distributor with respect to any patent infringement or claim thereof which is based upon or arises out of (i) the use of any Product in combination with an apparatus or device not manufactured or supplied by the Company, if such combination causes or contributes to the infringement, (ii) the use of any Product in a manner for which it was neither designed nor contemplated, or (iii) any modification of any Product by the Distributor or any third party which causes the Product to become infringing. Section 11.1 hereof states the entire liability of the Company for or arising out of any patent infringement or claim thereof with respect to Products furnished to the Distributor under this Agreement.


12.  TAXES

12.1 The Company shall be solely responsible for and shall pay, or reimburse the Distributor for, all taxes, duties, import deposits, assessments and other governmental charges, however designated, which are now or hereafter imposed under or by any governmental authority or agency, that are (a) associated with the performance by the Distributor of its obligations hereunder; the payment of any amount by the Company to the Distributor pursuant to this Agreement, (b) based on the Products or their use, or (c) relate to the import of the Products into the Territory in accordance with then prevailing law or regulations.

12.2 All payments to be made by the Distributor to the Company pursuant to this Agreement represent net amounts the Company is entitled to receive and shall not be subject to any deductions for any reason whatsoever other than the price reduction on the Distributor's Product inventory, outlined in Article 6.2. In the event any of said charges become subject to taxes, duties, assessments or fees of whatever kind or nature levied outside Israel, said payments shall be increased to such an extent as to allow the Company to receive the net amounts due under this Agreement.


13.  IMPORT AND EXPORT OF PRODUCTS

13.1 Import Documentation. The Company shall be responsible for obtaining all licenses and permits and for satisfying all formalities as may be required to import Products into the Territory in accordance with then prevailing law or regulations.

13.2 Export Regulations. The Distributor shall supply the Company on a timely basis with all necessary information and documentation requested by the Company in order to permit the Company to export the Products with respect to any sale or order solicited by the Distributor hereunder. The Distributor shall not dispose of any Israel-origin Products, software, know-how, technical data, documentation or other products or materials furnished to it pursuant to this

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Agreement to any party or in any manner which would constitute a violation of the export control regulations of Israel now or hereafter in effect.


14.  TERM AND TERMINATION

14.1 Term. This Agreement shall take effect with respect to each country comprising the Territory as set forth in Exhibit II as of the date first above written and shall continue in force for the initial period specified in Exhibit
III.  Thereafter, this Agreement shall be renewed for additional periods of one
(1) year each, commencing on January 1 of each year, if each of the parties shall have given the other written notice of its renewal of this Agreement no later than July 1 of the previous year.

14.2 Termination. Notwithstanding the provisions of Section 14.1 above, this Agreement may be terminated in accordance with the following provisions:

14.2.1 Either party hereto may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership, or otherwise lose legal control of its business, or should the other party or a substantial part of its business come under the control of a third party;

14.2.2 Either party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure continue for more than six
(6) months as provided in Section 15.5 below;

14.2.3 Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of this Agreement and shall have failed to cure such breach within thirty (30) days of receipt of written notice thereof from the first party;

14.3 The Distrubutor may terminate this Agreement upon giving the Company a written notice at least ninety (90) days prior to the effective date of termination in the following cases:

14.3.1 The Distributor deems the Products are inferior, due to lesser product quality and/or uncompetitive pricing in comparison to products similar to the Products.

14.3.2 The Distributor deems the time of delivery of the Products unacceptable, in which the Company repeatedly fails to deliver the Products by the scheduled delivery dates.

14.4 The Company may terminate this Agreement upon giving the Distributor a written notice at least ninety (90) days prior to the effective date of the termination if the Company deems the Distributor's efforts inferior as such efforts are defined under Article 3 of this agreement.

14.5 Partial Termination. In the event the Company shall have the right pursuant to the provisions of Sections 14.2(b), 14.2(c) to terminate this Agreement in its entirety, the Company may elect to terminate this Agreement

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solely as it applies to any specific country or countries within the Territory upon providing the Distributor with written notice in accordance with the relevant Section referred to above; provided, that nothing in this Section 14.3 shall be construed as creating a precondition to or otherwise precluding the Company from terminating this Agreement in its entirety in accordance with the terms of Section 14.2

14.6 Rights and Obligations on Termination. In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations;

14.6.1 Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable;

14.6.2 The Company shall have the right, at its option, to (i) cancel any or all accepted purchase orders which provide for delivery after the effective date of termination, and/or (ii) repurchase any part of all of the Distributor's inventory of Products in the Distributor's possession as of the termination date at the Company's invoiced price to the Distributor for such products, less any appropriate amount for excessive wear. The Company shall exercise its option under this subsection by notifying the Distributor in writing no later than thirty (30) days after the effective termination date.

14.6.3 The Distributor's obligations pursuant to Article 9 hereof shall survive termination of this Agreement.

14.7 No Compensation. In the event either party terminates this Agreement for any reason in accordance with the terms hereof, the parties hereby agree that, subject to the provisions of Section 14.4(a) hereof and without prejudice to any other remedies which either party may have in respect of any breach of this Agreement, neither party shall be entitled to any compensation or like payment from the other as a result of such termination.

15.  FORCE MAJEURE


15.1 Definition. Force Majeure shall mean any event or condition, not existing as of the date of signature of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following shall constitute events or conditions or Force Majeure: acts of State or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion. It is in particular expressly agreed that any refusal or failure of any governmental authority to grant any export license legally required for the fulfillment by the Company of its obligations hereunder shall constitute an event of Force Majeure.

15.2 Notice. Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the

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performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences. The party claiming Force Majeure shall promptly notify the other party of the termination of such event.

15.3 Confirmation. The party involving Force Majeure shall provide to the other party confirmation of the existence of the circumstances constituting Force Majeure. Such evidence may consist of a statement of certificate of any appropriate governmental department or agency where available, or a statement describing in detail the facts claimed to constitute Force Majeure.

15.4 Suspension of Performance. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

15.5 Termination. Should the period of Force Majeure continue for more than six (6) consecutive months, either party may terminate this Agreement without liability to the other party, except for payments due to such date, upon giving written notice to the other party.


16.  MISCELLANEOUS


16.1 Relationship. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement each party shall be acting as an independent contractor.

16.2 Assignment. Neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party; provided, however, the Company shall be entitled to assign any or all of its rights and obligations hereunder to any of its subsidiaries or related companies, provided that the Company shall remain fully liable for the performance of all its obligations hereunder; and further provided that a successor in interest by merger, by operation of law, assignment, purchase or otherwise of the entire business of either party shall acquire all rights and obligations of such party hereunder. Any prohibited assignment shall be null and void.

16.3 Notices. Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified air mail, postage prepaid, return receipt requested, addressed to the respective addresses of the parties as first above written or at such other addresses as the respective parties may designate by like notice from time to time. Notices so given shall be effective upon (a) receipt by the party to which notice is given, or (b) on the fourteenth

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(14th) day following the date such notice was posted, whichever occurs first.

16.4 Entire Agreement. This Agreement, including Exhibits I through VI attached hereto and incorporated as an integral part of this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous distributorship agreements by and between the Company and the Distributor as well as all proposals, oral or written and all negotiations, conversations or discussions heretofore had between the parties related to this Agreement. The Distributor acknowledges that it has not been induced to enter into this Agreement by any representations or statements, oral or written, not expressly contained herein.

16.5 Amendment. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by the parties hereto.

16.6 Publicity. This Agreement is confidential and no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial and legal details of this Agreement without the other party's prior written approval, which approval shall not be unreasonably withheld. However, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with governmental rules, regulations or other governmental requirements. In such event, the publishing party shall furnish a copy of such disclosure to the other party.

16.7 Severability. In the event that any of the terms of this Agreement are in conflict with any rule or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

16.8 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with the laws of the State of Maryland.

16.9 Counterparts. This Agreement shall be executed in two or more counterparts in the English language, and each such counterpart shall be deemed an original hereof. In case of any conflict between the English version and any translated version of this Agreement, the English version shall govern.

16.10 Waiver. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.


The Company:


ELECTRIC FUEL, LTD.


By:  __________________________

Name:

Title:



The Distributor:




By:  __________________________

Name:

Title:

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EXHIBIT I



Products



Product Number

Description
Rated Capacity
Availability


EF-M1-29
Standard size, zinc-air battery which fits  Motorola "MicroTAC" series
2900 mAh
April 1999


EF-M1-45
Ultra-capacity, zinc-air battery which fits  Motorola "MicroTAC", series
4500 mAh
June 1999


EF-M2-29
Standard size, auxiliary zinc-air battery which fits Motorola brand "StarTAC" phones
2900 mAh
June 1999


EF-N6-29
Standard size, zinc-air battery which fits Nokia brand 6100 & 5100 series phones 2900 mAh
June 1999


EF-E3-29
Standard size, zinc-air battery which fits Ericsson brand 300 series phones 2900 mAh
April 1999


EF-E6-29
Standard size, zinc-air battery which fits Ericsson brand 600 series phones 2900 mAh
April 1999

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EXHIBIT II


Territory


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EXHIBIT III



Term of Agreement

The term of the agreement shall be ________ years from the date first above written in this Agreement, subject to the terms of articles as defined in the Distribution Agreement.

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EXHIBIT IV


Initial Forecast


The initial term of this Agreement shall commence on the date first above written in this Agreement and shall continue through _________________.


Initial Forecast


To be determined



Q2 `99

Q3 `99

Q4 `99

Q1 `00

Q2 `00

Q3 `00

Q4 `00


Unit Volume

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EXHIBIT V



Trademarks

To be determined.

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EXHIBIT VI


Price List


Distributor Initial Unit Price


Product #
Suggested Retail Price
__ discount from sugg. Retail


EF-M1-29


EF-M1-45


EF-M2-29


EF-N6-29


EF-E3-29


EF-E6-29


Prices good through _______________

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Electric Fuel Distribution Agreement                             CONFIDENTIAL

Exhibit VII


Cooperative Marketing Program


The Company will engage in marketing activities in order to promote and enhance the sales of the Company's products. These activities shall include but are not limited to the following:

Public Relations

Advertising

Trade Shows

Training

The Distributor must submit to the Company for approval an annual marketing plan on which the above activities are based. Any amendments to such a marketing plan must also be submitted to the Company for approval. The marketing plan must be submitted and approved by the Company prior to the payment by the Company for any expenses related to such marketing activities.

The Distributor will be compensated by the Company for such activities as follows:

In order to be eligible for payment, the Distributor must issue detailed invoices, as well as copies of any third party invoices to the Company.

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